                                                                       Exhibit 5

March 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: American Express Company
         Registration Statement on Form S-3

Ladies and Gentlemen:

     I am Executive Vice President and General Counsel of American Express Company, a New York corporation (the "Company"), and I have represented the Company in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed resale by the selling securityholders listed in the form of Prospectus related to the Registration Statement of up to $2,000,000,000 aggregate principal amount of 1.85% Convertible Senior Debentures due 2033 of the Company (the "Debentures"), issued pursuant to an Indenture dated as of November 21, 2003 (the "Indenture") between the Company and U.S. Bank National Association, as Trustee, and the common shares, par value $0.20 per share, of the Company (the "Common Shares") into which the Debentures are convertible.

     In connection with this opinion, I or members of my staff have examined originals, or copies certified or otherwise identified to our satisfaction, of the documents and instruments referred to above and other records, documents, certificates and instruments, including the Registration Statement and the resolutions of the Board of Directors of the Company authorizing the Indenture and the issuance of the Debentures, and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinions hereinafter expressed.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

     1. The Debentures are valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. The Common Shares have been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures in the Indenture, will be validly issued, fully paid and non-assessable.

     My opinion assumes the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. My opinion also assumes the due authorization, execution, delivery and, where appropriate, authentication of the Debentures and the Indenture by all parties thereto other than the Company.

     I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York.

     I hereby consent to the use of the opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity" in the Prospectus forming part of the Registration Statement with respect to the matters stated therein without implying or admitting that I am an "expert" within the meaning of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                                        Very truly yours,


                                                        /s/ Louise M. Parent
                                                        ------------------------
                                                        Louise M. Parent
                                                        Executive Vice President
                                                        and General Counsel


                                        2